NEWS RELEASE	950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700
	Senior Vice President and CFO	John C. Rickel	(713) 647-5700
	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors	John O. Ambler	(713) 513-9513

AT Pierpont Communications:	Media	Clint L. Woods	(713) 627-2223

FOR IMMEDIATE RELEASE
TUESDAY, JULY 31, 2007
GROUP 1 AUTOMOTIVE REPORTS 2007 SECOND-QUARTER EARNINGS
HOUSTON, July 31, 2007 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today reported net income for the second quarter ended June 30, 2007, of $24.2 million, or $1.01 per diluted share. This compares with net income of $24.9 million, or $1.00 per diluted share, in the second quarter of 2006. The results for the second quarter of 2007 include $0.9 million of pretax charges related to dealership exit costs. Excluding these charges, net income for the second quarter of 2007 was $1.03 per diluted share.
On a consolidated basis, second-quarter total revenues increased 7.9 percent, to $1.7 billion, from the previous-year quarter, and gross profit improved $14.3 million, or 5.9 percent. Gross margin was 15.4 percent in the second quarter of 2007, down from 15.6 percent in the same period a year ago, as improvements in the parts and service and finance and insurance (F&I) businesses were offset by declines in the new and used vehicle margins.
Consolidated selling, general and administrative expenses (SG&A) increased $13.8 million, or 7.6 percent, from the prior-year quarter to $196.8 million. Included in the 2007 expenses was a $0.5 million pretax charge related to lease termination costs and a $0.5 million pretax charge for DMS conversion costs. These charges were offset by a $0.6 million pretax gain on franchise disposals. Included in the 2006 results were pretax benefits of $6.5 million in hurricane-related insurance adjustments and a $1.2 million gain on disposals, offset by a $4.5 million pretax charge for a lease termination and a $1.1 million pretax charge for employee severance. Excluding these items from both periods, SG&A as a percent of gross profit was 76.1 percent in the second quarter of 2007 compared to 76.0 percent for the second quarter of 2006.
On a same-store basis, revenue declined 2.3 percent reflecting declines in new vehicles of 1.8 percent, retail used vehicles of 4.3 percent and wholesale used vehicles of 15.4 percent, partially offset by a 2.0 percent increase in parts and service and a 7.6 percent increase in F&I revenues. Overall gross margin of 15.6 percent was equal to the prior-year period as declines in new vehicle and used vehicle margins were fully offset by stronger F&I growth.
The new and used retail vehicle sales and margin declines reflect continued weakness in Group 1’s California market, declines in import margins due to normal product aging and improved availability, as well as a return to more normal operating conditions in New Orleans following increased demand experienced in the post-hurricane period one year ago. Used vehicle revenues and margins were adversely affected by weaker truck sales as increased manufacturer incentives, especially in those Group 1 markets where trucks are traditionally strong, affected demand. The increase in parts and service revenues reflects continued growth in the retail and wholesale parts businesses, as well as growth in the customer-pay service business, with reductions in warranty

Group 1 Automotive, Inc.
revenue a partial offset. Same-store F&I gross profit per retail unit improved $125, to $1,057, from the second quarter of 2006 as a result of in-sourcing key functions such as training, personnel management and compliance, as well as reducing the total number of finance product suppliers. Group 1 began to implement this initiative during April and anticipates completing the in-sourcing this year.
Also on a same-store basis, second-quarter SG&A declined $2.0 million, or 1.1 percent, from the second quarter of 2006 as a result of declines in both personnel costs and advertising expenses. SG&A as a percent of gross profit increased 120 basis points to 76.5 percent, reflecting the decline in overall gross profit.
New vehicle inventory days’ supply was 58 days at quarter end compared to 62 days for second quarter 2006. Used vehicle inventory days’ supply held at 29 days from the prior-year period. Total floorplan interest expense decreased $1.2 million, or 9.4 percent, to $11.8 million compared to the same period a year ago as weighted average floorplan borrowings declined $40.1 million and the weighted average interest rate decreased 19 basis points. The ratio of floorplan expense covered by manufacturer assistance improved to 84 percent on the basis of the lower inventory levels and the reduced borrowing costs. Other interest expense increased $2.8 million, or 70.9 percent, primarily due to the full-quarter’s effect of interest incurred on the 2.25 percent convertible notes issued in June 2006 and borrowings under the real estate credit facility completed in March 2007.
“Despite a more challenging overall market this year, we continue to implement our strategic plan focusing on leveraging our size, improving operating efficiency and standardizing key processes,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “Even with pressures on total gross profit margin, the financial benefits of better inventory management and the in-sourcing of key finance and insurance processes were clearly evident in our second-quarter results.”
Share Repurchase
During the second quarter, Group 1 repurchased 321,400 shares of its common stock at an average price of $40.42 under a board authorization in April 2007 to repurchase up to $30.0 million of the company’s common stock.
Acquisition and Disposition Recap
As previously announced, Group 1 expanded its import and luxury offerings by acquiring three franchises in the United States and six franchises in the United Kingdom in the first quarter 2007. These acquisitions are expected to generate an estimated $303.1 million in aggregate annual revenues toward Group 1’s full-year acquisition target of $600 million. The company will focus its acquisitions on import and luxury brands outside of Texas and Oklahoma with a goal of increasing its import and luxury offerings from 74 percent to approximately 80 percent of its new vehicle unit sales by year end.
Group 1 recently disposed of four underperforming franchises in West Texas. The four franchises had combined trailing-twelve-month revenues of $37.6 million. Including these dispositions, Group 1 has divested of 10 franchises with twelve-month revenues of $100.3 million in 2007.
The company will continue to evaluate its dealership portfolio and dispose of underperforming stores. Group 1 anticipates incurring approximately $5 million to $10 million in associated disposition charges in 2007, which includes costs associated with disposition actions previously announced in 2007. Year to date, the company has booked $4.7 million towards this estimate.
2007 Full-Year Guidance
Group 1 reaffirmed its 2007 full-year guidance at $3.75 to $4.05 per diluted share based on its outlook and the following revised assumptions:
•	Industry seasonally adjusted annual sales rate (SAAR) of 16.3 million vehicles

Group 1 Automotive, Inc.
•	Flat to slightly negative same-store revenue growth

•	A 75 basis-point reduction in SG&A as a percent of gross margin from 2006 levels excluding one-time items

•	Flat interest rates throughout 2007

•	Tax rate of 37 percent

•	Estimated average diluted shares outstanding of 23.8 million

•	Guidance excludes the impact of future acquisitions, and dispositions with related exit charges estimated at $5 million to $10 million
Second-Quarter Earnings Release and Conference Call
A conference call to discuss second-quarter financial results and Group 1’s 2007 outlook and strategy will be held at 10 a.m. EST on Tuesday, July 31.
The conference call will be simulcast live on the Internet at www.group1auto.com through the Investor Relations section. A replay will be available for 30 days.
The conference call will also be available live by dialing in 10 minutes prior to the call at: 800-240-4186 (domestic) or 303-262-2138 (international).
A telephonic replay will be available following the call through Aug. 7, by dialing: 800-405-2236 (domestic) or 303-590-3000 (international), with passcode: 11092880#.
About Group 1 Automotive, Inc.
Group 1 owns and operates 99 automotive dealerships, 136 franchises, and 28 collision service centers in the United States and three dealerships, six franchises and two collision centers in the United Kingdom that offer 32 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.
Group 1 Automotive can be reached on the Internet at www.group1auto.com.
This press release contains “forward-looking statements,” which are statements related to future, not past, events. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, (h) foreign exchange controls and currency fluctuations, and (i) our ability to retain key personnel. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K under the headings “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook.
FINANCIAL TABLES TO FOLLOW

Group 1 Automotive, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
REVENUES:
New vehicle retail sales	$1,056,581	$968,399	9.1%	$1,988,675	$1,828,527	8.8%
Used vehicle retail sales	306,774	289,760	5.9	596,488	555,680	7.3
Used vehicle wholesale sales	83,412	87,053	(4.2)	158,056	167,746	(5.8)
Parts and service	179,335	164,641	8.9	355,174	327,507	8.4
Finance and insurance	53,487	47,193	13.3	103,934	95,151	9.2

Total revenues	1,679,589	1,557,046	7.9%	3,202,327	2,974,611	7.7%

COST OF SALES:
New vehicle retail sales	986,170	898,087	9.8%	1,853,784	1,693,701	9.5%
Used vehicle retail sales	270,416	252,632	7.0	523,357	483,512	8.2
Used vehicle wholesale sales	84,057	87,783	(4.2)	157,532	167,497	(5.9)
Parts and service	80,972	74,882	8.1	162,523	149,415	8.8

Total cost of sales	1,421,615	1,313,384	8.2%	2,697,196	2,494,125	8.1%

GROSS PROFIT	257,974	243,662	5.9%	505,131	480,486	5.1%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	196,773	182,944	7.6%	394,936	363,420	8.7%

DEPRECIATION AND AMORTIZATION EXPENSE	5,217	4,372	19.3%	10,065	8,935	12.6%

ASSET IMPAIRMENTS	356	—	—	356	—	—

INCOME FROM OPERATIONS	55,628	56,346	(1.3)%	99,774	108,131	(7.7)%

OTHER INCOME (EXPENSE):
Floorplan interest expense	$(11,802)	(13,033)	(9.4)%	(24,040)	(24,878)	(3.4)%
Other interest expense, net	$(6,830)	(3,997)	70.9	(12,037)	(7,987)	50.6
Other income (expense), net	$97	(271)	(135.8)	192	(245)	(178.4)

INCOME BEFORE INCOME TAXES	37,093	39,045	(5.0)%	63,889	75,021	(14.8)%

PROVISION FOR INCOME TAXES	$12,877	14,173	(9.1)%	22,226	27,838	(20.2)%

NET INCOME	$24,216	$24,872	(2.6)%	$41,663	$47,183	(11.7)%

DILUTED EARNINGS PER SHARE:	$1.01	$1.00	1.0%	$1.74	$1.91	(8.9)%

Weighted average diluted shares outstanding	23,888	24,840	(3.8)%	23,984	24,647	(2.7)%

Group 1 Automotive, Inc.
Consolidated Balance Sheets
(Dollars in thousands)

	June 30,	December 31,
	2007	2006	% Change
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$51,502	$39,313	31.0%
Contracts in transit and vehicle receivables, net	174,260	189,004	(7.8)
Accounts and notes receivable, net	83,258	76,793	8.4
Inventories	861,631	830,628	3.7
Deferred income taxes	19,032	17,176	10.8
Prepaid expenses and other current assets	15,025	25,098	(40.1)

Total current assets	1,204,708	1,178,012	2.3
PROPERTY AND EQUIPMENT, net	324,166	230,385	40.7
GOODWILL AND OTHER INTANGIBLES	706,210	676,325	4.4
OTHER ASSETS	34,594	29,233	18.3

Total assets	$2,269,678	$2,113,955	7.4%

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:
Floorplan notes payable — credit facility	$595,070	$437,288	36.1%
Floorplan notes payable — manufacturer affiliates	134,745	287,978	(53.2)
Current maturities of long-term debt	9,191	854	976.2
Accounts payable	136,424	117,536	16.1
Accrued expenses	111,326	97,302	14.4

Total current liabilities	986,756	940,958	4.9
LONG-TERM DEBT, net of current maturities	500,863	428,639	16.8
DEFERRED INCOME TAXES	15,373	2,787	451.6
OTHER LIABILITIES	28,878	27,826	3.8

Total liabilities before deferred revenues	1,531,870	1,400,210	9.4

DEFERRED REVENUES	18,525	20,905	(11.4)

STOCKHOLDERS’ EQUITY:
Common stock	253	252	0.4
Additional paid-in capital	293,683	292,278	0.5
Retained earnings	483,003	448,115	7.8
Accumulated other comprehensive income (loss)	2,793	591	372.6
Treasury stock	(60,449)	(48,396)	24.9

Total stockholders’ equity	719,283	692,840	3.8

Total liabilities and stockholders’ equity	$2,269,678	$2,113,955	7.4%

BALANCE SHEET DATA:
Working capital	$217,952	$237,054	(8.1)%
Current ratio	1.22	1.25	(2.4)

Long-term debt to capitalization	41%	38%

Inventory days supply: (1)
New vehicle	58	63	(7.7)%
Used vehicle	29	31	(7.9)

(1)	Inventory days supply equals units in inventory as of the end of the period, divided by unit sales for the month then ended, times 30 days.

Group 1 Automotive, Inc.
Additional Information — Consolidated
(Unaudited)

		Three Months Ended		Six Months Ended,
		June 30,		June 30,
		2007	2006	2007	2006
NEW VEHICLE UNIT SALES GEOGRAPHIC MIX:
Region	Geographic Market
Northeast	Massachusetts	12.2%	12.8%	11.7%	13.0%
	New Jersey	5.4	2.9	5.4	2.8
	New Hampshire	3.9	4.2	3.7	3.9
	New York	2.5	2.3	2.4	2.4

		24.0	22.2	23.2	22.1

Southeast	Louisiana	3.9	5.6	3.8	5.9
	Florida	3.5	4.5	3.6	4.9
	Georgia	3.5	3.8	3.5	3.8
	Mississippi	1.5	—	1.6	—
	Alabama	0.9	—	1.0	—

		13.3	13.9	13.5	14.6

Central	Texas	30.9	34.3	31.0	34.2
	Oklahoma	10.1	11.3	9.7	10.5
	New Mexico	1.7	2.0	1.9	2.1
	Kansas	1.1	—	1.0	—
	Colorado	—	0.4	—	0.4

		43.8	48.0	43.6	47.2

West	California	17.3	15.9	18.3	16.1

International	United Kingdom	1.6	—	1.4	—

		100.0%	100.0%	100.0%	100.0%

NEW VEHICLE UNIT SALES BRAND MIX:
Toyota/Scion/Lexus		36.2%	35.6%	35.6%	34.6%
Ford		12.6	15.9	13.0	16.4
Nissan/Infiniti		11.8	9.9	12.5	10.2
Honda/Acura		12.2	10.0	12.0	9.7
DaimlerChrysler		11.1	13.0	11.1	13.5
GM		6.3	8.7	6.6	8.4
BMW/Mini		6.8	3.5	6.2	3.7
Other		3.0	3.4	3.0	3.5

		100.0%	100.0%	100.0%	100.0%

NEW VEHICLE UNIT OTHER MIX:
Import		55.2%	51.5%	55.0%	50.6%
Domestic		25.3	31.9	25.5	32.6
Luxury		19.5	16.6	19.5	16.8

		100.0%	100.0%	100.0%	100.0%

Car		54.6%	51.0%	53.3%	49.2%
Truck		45.4	49.0	46.7	50.8

		100.0%	100.0%	100.0%	100.0%

Group 1 Automotive, Inc.
Additional Information — Consolidated
(Unaudited)
(Dollars in thousands, except per unit amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
REVENUES:
New vehicle retail sales	$1,056,581	$968,399	9.1%	$1,988,675	$1,828,527	8.8%
Used vehicle retail sales	306,774	289,760	5.9	596,488	555,680	7.3
Used vehicle wholesale sales	83,412	87,053	(4.2)	158,056	167,746	(5.8)

Total used	390,186	376,813	3.5	754,544	723,426	4.3
Parts and service	179,335	164,641	8.9	355,174	327,507	8.4
Finance and insurance	53,487	47,193	13.3	103,934	95,151	9.2

Total	$1,679,589	$1,557,046	7.9%	$3,202,327	$2,974,611	7.7%

GROSS MARGIN:
New vehicle retail sales	6.7%	7.3%		6.8%	7.4%
Used vehicle retail sales	11.9	12.8		12.3	13.0
Used vehicle wholesale sales	(0.8)	(0.8)		0.3	0.1

Total used	9.2	9.7		9.8	10.0
Parts and service	54.8	54.5		54.2	54.4
Finance and insurance	100.0	100.0		100.0	100.0

Total	15.4%	15.6%		15.8%	16.2%

GROSS PROFIT:
New vehicle retail sales	$70,411	$70,312	0.1%	$134,891	$134,826	0.0%
Used vehicle retail sales	36,358	37,128	(2.1)	73,131	72,168	1.3
Used vehicle wholesale sales	(645)	(730)	11.6	524	249	110.4

Total used	35,713	36,398	(1.9)	73,655	72,417	1.7
Parts and service	98,363	89,759	9.6	192,651	178,092	8.2
Finance and insurance	53,487	47,193	13.3	103,934	95,151	9.2

Total	$257,974	$243,662	5.9%	$505,131	$480,486	5.1%

UNITS SOLD:
Retail new vehicles sold	35,313	33,442	5.6%	66,549	62,411	6.6%
Retail used vehicles sold	17,688	17,549	0.8	35,016	33,812	3.6
Wholesale used vehicles sold	12,467	11,757	6.0	23,239	22,412	3.7

Total used	30,155	29,306	2.9%	58,255	56,224	3.6%

GROSS PROFIT PER UNIT SOLD:
New vehicle retail sales	$1,994	$2,103	(5.2)%	$2,027	$2,160	(6.2)%
Used vehicle retail sales	2,056	2,116	(2.8)	2,089	2,134	(2.1)
Used vehicle wholesale sales	(52)	(62)	16.1	23	11	109.1
Total used	1,184	1,242	(4.7)	1,264	1,288	(1.9)
Finance and insurance (per retail unit)	1,009	926	9.0	1,023	989	3.4

OTHER:
SG&A expenses	$196,773	$182,944	7.6%	$394,936	$363,420	8.7%
SG&A as % revenues	11.7%	11.7%		12.3%	12.2%
SG&A as % gross profit	76.3%	75.1%		78.2%	75.6%
Operating margin	3.3%	3.6%		3.1%	3.6%
Pretax income margin	2.2%	2.5%		2.0%	2.5%

Floorplan interest	$(11,802)	$(13,033)	(9.4)%	$(24,040)	$(24,878)	(3.4)%
Floorplan assistance	9,947	9,691	2.6	19,035	18,162	4.8

Net floorplan (expense) income	$(1,855)	$(3,342)	(44.5)%	$(5,005)	$(6,716)	(25.5)%

Group 1 Automotive, Inc.
Additional Information — Same Store(1)
(Unaudited)
(Dollars in thousands, except per unit amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
REVENUES:
New vehicle retail sales	$932,294	$949,528	(1.8)%	$1,752,311	$1,788,478	(2.0)%
Used vehicle retail sales	265,114	276,936	(4.3)	521,659	531,095	(1.8)
Used vehicle wholesale sales	70,294	83,065	(15.4)	134,155	160,715	(16.5)

Total used	335,408	360,001	(6.8)	655,814	691,810	(5.2)
Parts and service	160,747	157,666	2.0	320,040	312,862	2.3
Finance and insurance	49,590	46,097	7.6	96,028	92,441	3.9

Total	$1,478,039	$1,513,292	(2.3)%	$2,824,193	$2,885,591	(2.1)%

GROSS MARGIN:
New vehicle retail sales	6.6%	7.3%		6.7%	7.4%
Used vehicle retail sales	12.1	12.8		12.6	12.9
Used vehicle wholesale sales	(0.9)	(0.7)		0.1	0.3

Total used	9.4	9.7		10.1	10.0
Parts and service	54.5	54.8		54.0	54.7
Finance and insurance	100.0	100.0		100.0	100.0

Total	15.6%	15.6%		16.0%	16.1%

GROSS PROFIT:
New vehicle retail sales	$61,425	$68,961	(10.9)%	$117,924	$131,927	(10.6)%
Used vehicle retail sales	32,209	35,368	(8.9)	65,809	68,716	(4.2)
Used vehicle wholesale sales	(648)	(551)	(17.6)	113	516	(78.1)

Total used	31,561	34,817	(9.4)	65,922	69,232	(4.8)
Parts and service	87,634	86,449	1.4	172,683	171,122	0.9
Finance and insurance	49,590	46,097	7.6	96,028	92,441	3.9

Total	$230,210	$236,324	(2.6)%	$452,557	$464,722	(2.6)%

UNITS SOLD:
Retail new vehicles sold	31,266	32,761	(4.6)%	58,546	60,961	(4.0)%
Retail used vehicles sold	15,636	16,717	(6.5)	31,144	32,223	(3.3)
Wholesale used vehicles sold	10,940	11,252	(2.8)	20,380	21,475	(5.1)

Total used	26,576	27,969	(5.0)%	51,524	53,698	(4.0)%

GROSS PROFIT PER UNIT SOLD:
New vehicle retail sales	$1,965	$2,105	(6.7)%	$2,014	$2,164	(6.9)%
Used vehicle retail sales	2,060	2,116	(2.6)	2,113	2,133	(0.9)
Used vehicle wholesale sales	(59)	(49)	(20.4)	6	24	(75.0)
Total used	1,188	1,245	(4.6)	1,279	1,289	(0.8)
Finance and insurance (per retail unit)	1,057	932	13.4	1,071	992	8.0

OTHER:
SG&A expenses	$176,070	$178,020	(1.1)%	$352,541	$349,819	0.8%
SG&A as % revenues	11.9%	11.8%		12.5%	12.1%
SG&A as % gross profit	76.5%	75.3%		77.9%	75.3%
Operating margin	3.4%	3.6%		3.2%	3.7%

Floorplan interest	$(10,344)	$(12,486)	(17.2)%	$(21,216)	$(23,784)	(10.8)%
Floorplan assistance	9,151	9,426	(2.9)	17,357	17,610	(1.4)

Net floorplan (expense) income	$(1,193)	$(3,060)	(61.0)%	$(3,859)	$(6,174)	(37.5)%

(1)	Same store amounts include the results for the identical months in each period presented in the comparison, commencing with the first month we owned the dealership and, in the case of dispositions, ending with the last month we owned it. Same store results also include the activities of our corporate office.

Group 1 Automotive, Inc.
Reconciliation of Certain Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands, except per share amounts)
SG&A RECONCILIATION:

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
As reported	$196,773	$182,944	7.6%	$394,936	$363,420	8.7%
Adjustments:
Lease terminations	(500)	—		(4,307)	—
DMS Conversion Costs	(494)	—		(553)	—
Gain on disposal	623	1,208		607	2,508
Change in vacation policy	—	—		(2,300)	—
Hurricane related insurance proceeds	—	6,527		—	6,527
Severance costs	—	(1,100)		—	(1,100)
Bohn Dodge settlements	—	(4,500)		—	(4,500)

Adjusted(1)	$196,402	$185,079	6.1%	$388,383	$366,855	5.9%

SG&A AS A % OF GROSS PROFIT

As reported	76.3%	75.1%		78.2%	75.6%
Adjusted(1)	76.1%	76.0%		76.9%	76.4%
NET INCOME RECONCILIATION:

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
As reported	$24,216	$24,872	(2.6)%	$41,663	$47,183	(11.7)%
Adjustments:
Lease terminations	326	—		2,809	—
Asset impairments	232	—		232	—

Adjusted(1)	$24,774	$24,872	(0.4)%	$44,704	$47,183	(5.3)%
DILUTED EARNINGS PER SHARE RECONCILIATION:

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
As reported	$1.01	$1.00	1.0%	$1.74	$1.91	(8.9)%
Adjustments:
Lease terminations	0.01	—		0.12	—
Asset impairments	0.01	—		0.01	—

Adjusted(1)	$1.03	$1.00	3.0%	$1.87	$1.91	(2.1)%

(1)	Adjusted net income and adjusted diluted earnings per share means net income or diluted earnings per share, as the case may be, plus the adjustments noted above. We use adjusted net income and adjusted diluted earnings per share in our evaluation of the performance of the company, as we believe that they provide additional information regarding the performance of our operations. We believe the presentation of these measures is relevant and useful to investors because they improve period-to-period comparability and are more reflective of our operating performance. Neither of these measures is a measure of financial performance under GAAP. Accordingly, they should not be considered as substitutes for net income or diluted earnings per share prepared in accordance with GAAP. Although we find these non-GAAP results useful in evaluating the performance of our business, our reliance on these measures is limited because the adjustments often have a material impact on our net income and diluted earnings per share calculated in accordance with GAAP. Therefore, we typically use these adjusted numbers in conjunction with our GAAP results to address these limitations.